Exhibit (h)(2)

Nasdaq Composite Index Sub-License Agreement

THIS AGREEMENT, is made by and between FMR Corp. (Licensee), whose principal offices are located at 82 Devonshire Street, Boston, MA 02109, which is a Licensee of The Nasdaq Stock Market, Inc. (Nasdaq), a Delaware Corporation (Nasdaq with its affiliates are collectively referred to as the Corporations), whose principal offices are located at 1500 Broadway, New York, NY 10036 and Fidelity Nasdaq Composite Index Tracking Stock (Sub-Licensee), whose principal offices are located at 82 Devonshire Street, Boston, MA 02109.

WHEREAS, Nasdaq possesses certain rights in the Nasdaq Composite Index (the Index); the total return calculation of the Index and the Index's intraday portfolio value (collectively, the Index Related Data); and

WHEREAS, Nasdaq possesses certain rights to Nasdaq®, Nasdaq Composite®, and Nasdaq Composite Index® as trade names, trademarks or service marks (Marks); and

WHEREAS, Nasdaq determines the components of the Index, calculates, maintains, and disseminates the Index;

WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index, the Index Related Data and Marks in relating to shares of the Products (License Agreement); and

WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the shares of the Products; or (2) a necessary participant in a Product (e.g., a mutual fund or ETF managed or distributed by an affiliate of the Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee); and

WHEREAS, Licensee is legally authorized to issue, enter into, write, sell, purchase and/or renew (Issue, Issuing, or Issuance) the shares of a Product, and each share of a Product will be Issued as legally required under applicable law;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Nasdaq, intending to be legally bound, agree as follows:

Section 1. Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index, the Index Related Data and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of the License Agreement as if Sub-Licensee were a "Party" or the "Licensee". Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, termination of this sub-license, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee or a "Party" to the same extent as if Sub-License were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

Section 2. No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

Section 3. Term. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

Section 4. General Provisions. Sections from 21, through and including, Section 29 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

IN WITNESS WHEREOF, the Parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.

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